EXHIBIT 16

June 6, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Watson Pharmaceuticals, Inc. Employees’ 401(k) Profit-Sharing Plan and Watson Laboratories Caribe, Inc. 1165(e) Plan (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Watson Pharmaceuticals, Inc. dated June 6, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP